Exhibit 3.210

State of South Carolina

Department of the Secretary of State

ARTICLES OF INCORPORATION

Pursuant to §55-2-02 of the General Statutes of North Carolina,. the undersigned and hereby submit these Articles of Incorporation for the purpose of forming a business corporation.

1. The name of the proposed corporation is:	HORNET PAWN & GUN, INC.

2. The corporation is authorized to issue 100 shares. These shares shall be: (check a or b)
a. X all of one class, designated as common stock; or
b. divided into classes or series within a class as provided in the attached schedule, in accordance with NCGS §55-6-01.

3. The street address and county of the initial registered office of the corporation is:

Number and Street	225 Hillsborough Street

City, State, Zip Code	Raleigh, North Carolina 27603	County	Wake

4. The mailing address if different from the street address of the initial registered office is:

5. The name of the initial registered agent is:	C T CORPORATION SYSTEM

6. Any other provisions which the corporation elects to include are attached.

7. The name and address of each incorporator is as follows:

Gregory Cervenka
5716 Highway 290 West, Suite 200
Austin, TX 78735

8. These articles will be effective upon filing, unless a date and/or time is specified:

This is the 10th day of February, 1994

/s/ GREG CERVENKA
Signature

Gregory Cervenka, Incorporator
Type or Print Name and Title

NOTES:

1.	Filing fee is $100. One executed original and one exact or conformed copy of these articles must be filed with the Secretary of State.

(N. C. – 1262 – 7/1/90)